EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Sound Financial, Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Sound Financial, Inc. 2008 Equity Incentive Plan of our report dated March 31, 2008, relating to the consolidated balance sheets of Sound Community Bank and Subsidiary as of December 31, 2007 and 2006 and the related consolidated statements of income, equity, and cash flows for each of the years in the two-year period ended December 31, 2007, which report is included in the Annual Report on Form 10-K of Sound Financial, Inc. for the year ended December 31, 2007.

/s/ Moss Adams LLP

Everett, Washington
December 12, 2008